Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS FIRST QUARTER RESULTS

NORWALK, CT., October 22, 2003 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the first quarter of fiscal year 2004, the three months ended September 30, 2003.

Sales for the first quarter of fiscal 2004 were $3,666,000 compared to $3,094,000 for the first quarter of fiscal 2003 and net income for the quarter amounted to $341,000 or $0.06 per share, compared to $151,000 or $0.03 per share in last year’s first quarter.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased with the results for the first quarter of fiscal year 2004. Our revenues increased over 18% from the year ago period due principally to the sale of two energy source systems, one of which included the first sale of our new Annular Port Guns (“APG”). The APG Guns sold are being used for 4-D seismic surveys in an existing oil field. 4-D seismic surveys consist of a series of 3-D seismic surveys conducted over an identical survey line utilizing a grid of permanently implanted seismic sensors on the ocean bottom. Comparing the results of these time-lapse surveys allows reservoir engineers to more effectively target additional production drilling sites and manage production over the life of the field.

Mr. Soto added “Going forward Bolt is well positioned to participate in an anticipated marine seismic market upswing for several reasons: oil prices continue at high levels, we have several complete energy source system proposals outstanding, and we have received several inquiries for additional sales of the APG Gun. We are cautiously optimistic about these prospects and are hopeful that the three remaining quarters of fiscal 2004 will continue to show the improvement achieved in the first quarter.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2003	2002
Sales	$3,666,000	$3,094,000
Expenses	3,160,000	2,846,000

Income before income taxes	506,000	248,000
Provision for income taxes	165,000	97,000

Net income	$341,000	$151,000

Earnings per share	$0.06	$0.03
Shares outstanding	5,478,000	5,414,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,			September 30,
	2003	2002		2003	2002
Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$1,902,000	$2,522,000	Accounts payable	$373,000	$225,000
Accounts receivable, net	2,185,000	1,893,000	Accrued Liabilities	971,000	1,100,000

Inventories	5,244,000	4,855,000		1,344,000	1,325,000

Other	755,000	782,000	Deferred income taxes	—	145,000

	10,086,000	10,052,000	Total liabilities	1,344,000	1,470,000
Property and equipment, net	846,000	1,031,000
Goodwill and other	11,292,000	11,238,000	Stockholders’ equity	20,880,000	20,851,000

	$22,224,000	$22,321,000		$22,224,000	$22,321,000